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                                                                    Exhibit 4.1




                            PAINE WEBBER GROUP INC.

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                    1994 NON-EMPLOYEE DIRECTORS' STOCK PLAN

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                                                                         2/28/94
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                            PAINE WEBBER GROUP INC.

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                    1994 NON-EMPLOYEE DIRECTORS' STOCK PLAN

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                                                                           Page
                                                                           ----
 1.  Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1

 2.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . .       1

 3.  Shares Available Under the Plan  . . . . . . . . . . . . . . . .       3

 4.  Administration of the Plan . . . . . . . . . . . . . . . . . . .       3

 5.  Eligibility  . . . . . . . . . . . . . . . . . . . . . . . . . .       3

 6.  Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . .       3

     (a)   Exercise Price . . . . . . . . . . . . . . . . . . . . . .       4
     (b)   Option Term  . . . . . . . . . . . . . . . . . . . . . . .       4
     (c)   Exercisability . . . . . . . . . . . . . . . . . . . . . .       4
     (d)   Method of Exercise . . . . . . . . . . . . . . . . . . . .       4

 7.  Stock Grants . . . . . . . . . . . . . . . . . . . . . . . . . .       4

     (a)   Condition of Grant and Delivery  . . . . . . . . . . . . .       4
     (b)   Rights of the Participant  . . . . . . . . . . . . . . . .       5

 8.  Deferral of Fees in Deferred Stock . . . . . . . . . . . . . . .       5

     (a)   Deferral Elections . . . . . . . . . . . . . . . . . . . .       5
     (b)   Crediting of Amounts to Deferral Account . . . . . . . . .       5
     (c)   Payment or Crediting of Dividend Equivalents . . . . . . .       6
     (d)   Vesting  . . . . . . . . . . . . . . . . . . . . . . . . .       6
     (e)   Designation of Beneficiary . . . . . . . . . . . . . . . .       6
     (f)   Settlement of Deferral Account . . . . . . . . . . . . . .       6

 9.  Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . .       6

10.  Changes to the Plan  . . . . . . . . . . . . . . . . . . . . . .       7
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                            PAINE WEBBER GROUP INC.

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                    1994 NON-EMPLOYEE DIRECTORS' STOCK PLAN

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11.  General Provisions . . . . . . . . . . . . . . . . . . . . . . .       7

     (a)   Consideration for Grants; Agreements . . . . . . . . . . .       7
     (b)   Compliance with Laws and Obligations . . . . . . . . . . .       7
     (c)   Non-transferability  . . . . . . . . . . . . . . . . . . .       8
     (d)   Compliance with Rule 16b-3 . . . . . . . . . . . . . . . .       8
     (e)   Future Service as an Employee  . . . . . . . . . . . . . .       8
     (f)   No Right to Continue as a Director . . . . . . . . . . . .       8
     (g)   No Stockholder Rights Conferred  . . . . . . . . . . . . .       8
     (h)   Governing Law  . . . . . . . . . . . . . . . . . . . . . .       8

12.  Effective Date and Duration of Plan  . . . . . . . . . . . . . .       9
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                            PAINE WEBBER GROUP INC.

                    1994 NON-EMPLOYEE DIRECTORS' STOCK PLAN



         1. Purpose. The purpose of this 1994 Non-Employee Directors' Stock Plan (the "Plan") of Paine Webber Group Inc. ("PaineWebber") is to promote ownership by non-employee directors of a greater proprietary interest in PaineWebber, thereby aligning such directors' interests more closely with the interests of stockholders of PaineWebber, and to assist PaineWebber in attracting and retaining highly qualified persons to serve as non-employee directors.

         2. Definitions. In addition to terms defined elsewhere in the Plan, the following additional terms are defined as set forth below:

                 (a) "Change in Control" shall mean the occurrence of any of the following events:

                 (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than PaineWebber, a subsidiary, any trustee or other fiduciary holding securities under an employee benefit plan of PaineWebber or a subsidiary, or any corporation owned, directly or indirectly, by the stockholders of PaineWebber in substantially the same proportions as their contemporaneous ownership of voting securities of PaineWebber, is or becomes a "20% Beneficial Owner." For purposes of this provision, a "20% Beneficial Owner" shall mean a person who is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of PaineWebber representing 20% or more of the combined voting power of PaineWebber's then-outstanding voting securities (a "20% Beneficial Owner"); provided that (A) the term "20% Beneficial Owner" shall not include any Beneficial Owner who has crossed such 20% percent threshold solely as a result of an acquisition of securities directly from PaineWebber, or solely as a result of an acquisition by PaineWebber of PaineWebber securities, until such time thereafter as such person acquires additional voting securities other than directly from PaineWebber and, after giving effect to such acquisition, such person would constitute a 20% Beneficial Owner; and (B) with respect to any person who is and remains eligible to file a Schedule 13G pursuant to Rule 13d-1(b)(1) under the Exchange Act with respect to PaineWebber securities, there shall be excluded from the number of securities deemed to be beneficially owned by such person for purposes of determining whether such person is a 20% Beneficial Owner a number of securities representing 10% of the combined voting power of PaineWebber's then-outstanding voting securities;

                 (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of PaineWebber, together with any new director (other than a director designated by a person who has entered into an agreement with PaineWebber to effect a transaction described in paragraph (i), (iii), or (iv) hereof) whose election by the Board or nomination for election by PaineWebber's stockholders was approved by a vote of at least two-

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                          thirds (2/3) of the directors then still in office
                          who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute at least a majority thereof;

                  (iii) the stockholders of PaineWebber approve a merger, consolidation, recapitalization, or reorganization of PaineWebber, or a reverse stock split of any class of voting securities of PaineWebber, or the consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 80% of the total voting power represented by the voting securities of PaineWebber or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of PaineWebber outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (iii), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 80% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of PaineWebber or such surviving entity or of any subsidiary of PaineWebber or such surviving entity;

                 (iv) the stockholders of PaineWebber approve a plan of complete liquidation of PaineWebber or an agreement for the sale or disposition by PaineWebber of all or substantially all of PaineWebber's assets (or any transaction having a similar effect); or

                 (v) any other event which the Board of Directors determines shall constitute a Change in Control for purposes of this Plan;

         provided that a Change in Control shall not be deemed to have occurred if, prior to the occurrence of a specified event that would otherwise constitute a Change in Control under paragraphs (i) through (iv) hereof, the Continuing Directors of PaineWebber then in office, by a majority vote thereof, determine that the occurrence of such specified event shall not be deemed to be a Change in Control hereunder or shall not be deemed to be a Change in Control with respect to a particular Participant under this Plan if the Change in Control results from actions or events in which such Participant is a participant in a capacity other than solely as an officer, employee or director of PaineWebber or its subsidiaries.

                 (b) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time including regulations thereunder and successor provisions and regulations thereto.

                 (c) "Deferred Stock" shall mean the credits to a Participant's deferral account under Section 8, each of which represents the right to receive one share of





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         Stock upon settlement of the deferral account.  Deferral accounts, and
         Deferred Stock credited thereto, are maintained solely as bookkeeping entries by PaineWebber evidencing unfunded, non-transferable obligations of PaineWebber.

                 (d) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

                 (e) "Fair Market Value" of Stock as of any given date shall mean the mean between the high and low sales prices of Stock on the stock exchange or market on which Stock is primarily traded on the date as of which such value is being determined or, if there shall be no sale on that date, then on the basis of the average of the high and low sales prices of Stock on the nearest date before and the nearest date after the date on which such value is being determined.

                 (f) "Option" shall mean the right, granted to a Participant under Section 6, to purchase Stock at the exercise price for a specified period of time under the Plan.

                 (g) "Participant" shall mean a non-employee director who is eligible to receive and is granted Options or Stock, or who defers fees or Stock in the form of Deferred Stock, under the Plan.

                 (h) "Stock" shall mean the Common Stock of PaineWebber, par value $1 per share, and such other securities as may be substituted (or resubstituted) for Stock or such other securities pursuant to Section 9.

         3. Shares Available Under the Plan. The total number of shares of Stock reserved and available for delivery under the Plan is 600,000, subject to adjustment as provided in Section 9 below. Such shares may be authorized but unissued shares or treasury shares. If any Option expires or terminates for any reason without having been exercised in full, the unpurchased shares subject to the Option will again be available for delivery under the Plan.

         4. Administration of the Plan. The Plan will be administered by the Board of Directors of PaineWebber, provided that any action by the Board of Directors relating to the Plan will be taken only if approved by the affirmative vote of a majority of the directors who are not then eligible to participate under the Plan.

         5. Eligibility. Each director of PaineWebber who, on any date on which an Option or Stock is to be granted under Section 6 or 7 or on which fees are to be deferred under Section 8, is not an employee of PaineWebber or any subsidiary of PaineWebber, will be eligible to receive Options or Stock or defer fees under the Plan at such date. No person other than those specified in this Section 5 will participate in the Plan.

         6. Stock Options. An Option to purchase 15,000 shares of Stock will be granted to each director of PaineWebber who is then eligible to receive an Option grant on the effective date of the Plan and, beginning in 1999 and each fifth year thereafter, at the close of business of each annual meeting of stockholders at which directors (or a class of directors if PaineWebber then has a classified Board of Directors) are elected or reelected by PaineWebber's stockholders (the "Annual Meeting"). In addition, an Option to purchase





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15,000 shares of Stock will be granted to each person who is first elected or appointed after the effective date of the Plan to serve as a director of PaineWebber at the date of such election or appointment, if such director is then eligible to receive an Option grant. The foregoing notwithstanding, no director may be granted Options to purchase more than 15,000 shares during any one calendar year under the Plan. Options granted under the Plan will be non-qualified stock options which will be subject to the following terms and conditions:

                 (a) Exercise Price. The exercise price per share of Stock purchasable under an Option will be equal to 100% of the Fair Market Value of Stock on the date of grant of the Option.

                 (b) Option Term. Each Option will expire at the earliest of (i) ten years after the date of grant, (ii) 36 months after the Participant ceases to serve as a director of PaineWebber due to death, disability, or retirement at or after age 65, (iii) 12 months after the Participant ceases to serve as a director of PaineWebber for any reason other than death, disability, or retirement at or after age 65 or (iv) immediately upon the Participant's removal for cause.

                 (c) Exercisability. Each Option will become exercisable as to 100% of the Option Shares on the third anniversary of the date of grant, and will thereafter remain exercisable until the Option expires; provided that an Option previously granted to a Participant
         (i) will be fully exercisable in the event of a Change in Control,
         (ii) will be fully exercisable after the Participant ceases to serve as a director of PaineWebber due to death, disability, or retirement at or after age 65, and (iii) will be exercisable after the Participant ceases to serve as a director of PaineWebber for any reason other than death, disability, or retirement at or after age 65 only if the Option was exercisable at the date of such cessation of service.

                 (d) Method of Exercise. Each Option may be exercised, in whole or in part, at such time as it is exercisable and prior to its expiration by giving written notice of exercise to PaineWebber specifying the Option to be exercised and the number of shares to be purchased, and accompanied by payment in full of the exercise price in cash (including by check) or by surrender of shares of Stock of PaineWebber acquired by the Participant at least six months prior to the exercise date and having a Fair Market Value at the time of exercise equal to the exercise price, or a combination of a cash payment and surrender of such Stock.

         7. Stock Grants. 375 shares of Stock will be granted to each director of PaineWebber who is then eligible to receive such grant on the effective date of the Plan and, beginning in 1995, at the close of business of each Annual Meeting. The foregoing notwithstanding, no director may be granted more than 375 shares during any one calendar year under the Plan.

                 (a) Condition of Grant and Delivery. The grant and delivery of Stock hereunder shall be contingent upon the Participant agreeing to serve as a director of PaineWebber and serving as such through the first meeting of the Board of Directors at or after the date of the grant. As promptly as practicable thereafter, PaineWebber will deliver to the Participant one or more certificates representing the Stock, registered in the name of the Participant (or, if directed by the Participant, in the joint names of the Participant and his or her spouse).





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                 (b)      Rights of the Participant.  A Participant granted
         Stock hereunder will have all of the rights of a holder of the Stock, including the right to receive dividends paid on such Stock and the right to vote such Stock. Upon delivery, such Stock will be non-forfeitable.

         8. Deferral of Fees in Deferred Stock. Each director of PaineWebber may elect to defer fees and Stock received in his or her capacity as a director (including annual retainer fees and fees for service on committees or as chairman thereof) under the terms and conditions set forth in this Section 8, provided that such director is eligible to defer fees at the date any such fee is otherwise payable.

                 (a) Deferral Elections. Each director who elects to defer fees and Stock for any calendar year must file an irrevocable written deferral election with the Chief Administrative Officer of PaineWebber Incorporated no later than the June 30 of the preceding year, provided that, with respect to 1994, directors may file such election at any time prior to the effective date of the Plan, and any newly elected or appointed director may file such election not later than 30 days after the date of such election or appointment. Any election of the director shall be deemed to be continuing and therefore applicable to subsequent Plan years unless the director revokes or changes such election by filing a new election form. The election to defer must specify the following:

                 (i) A percentage of the Participant's fees for the year to be deferred under the Plan;

                 (ii) A percentage of the Participant's Stock grant for the year to be deferred under the Plan;

                 (iii) Whether dividend equivalents on amounts credited to the Participant's deferral account will be paid directly to the Participant or credited to his or her deferral account and deemed to be reinvested in Deferred Stock;

                 (iv)     The period during which receipt will be deferred; and

                 (v) The date(s) and/or event(s) on which payment(s) will be made and whether in lump sum or installments, provided no such payments shall be made more than ten years after the Participant ceases to be a director.

         In the event directors' fees or Stock grants are increased during any year, a Participant's deferral election in effect for such year will apply to the amount of such increase. Notwithstanding anything to the contrary in the Plan or any deferral election form, the amounts credited to a Participant's deferral account shall be paid in a single installment promptly following a Change in Control.

                 (b)      Crediting of Amounts to Deferral Account.
         PaineWebber will establish a deferral account for each Participant who elects to defer fees or Stock under this Section 8 and will credit such deferral account with an amount, expressed as Deferred Stock, equal to the number of shares of Stock having an aggregate Fair Market Value at the date the deferred fees or Stock would have otherwise been payable equal to





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         the amount of such fees or Stock deferred.  The amount of Deferred
         Stock so credited shall include fractional shares carried to three decimal places. The foregoing notwithstanding, if any deferral occurs
         less   than six months after the Participant filed the irrevocable election with respect to such deferral, the amount deferred shall be credited to the Participant's deferral account as cash, accruing deemed interest thereon at the Applicable Federal Rate promulgated under
         Section 1274(d) of the Code for short-term loans with semiannual compounding, until the date six months plus one day after the date of the irrevocable election, at which time the deferral account will be credited with an amount, expressed as Deferred Stock, equal to the number of shares of Stock having an aggregate Fair Market Value at that date equal to the cash amount plus interest then credited to the deferral account (and such cash credits will be eliminated).

                 (c) Payment or Crediting of Dividend Equivalents. Whenever dividends are paid or distributions made with respect to Stock, a Participant shall be entitled to be paid an amount equal in value to the amount of the dividend paid or property distributed on a single share of Stock multiplied by the number of shares of Deferred Stock (including fractions) credited to his or her deferral account as of the record date for such dividend or distribution. Such dividend equivalents shall, in accordance with the Participant's election under
         Section 8(a), either be paid directly to the Participant or credited to the Participant's deferral account as an amount, in shares of Deferred Stock, equal to the number of shares of Stock having an aggregate Fair Market Value at the payment date of the dividend or distribution equal to the value of such dividend equivalents.

                 (d) Vesting. The interest of each Participant in any benefit payable with respect to a deferral account hereunder shall be at all times fully vested and non-forfeitable.

                 (e) Designation of Beneficiary. Each Participant may designate one or more beneficiaries to receive the amounts distributable from the Participant's deferral account under the Plan in the event of such Participant's death, on forms provided by the Chief Administrative Officer of PaineWebber Incorporated. PaineWebber may rely upon the beneficiary designation last filed in accordance with the terms of the Plan.

                 (f) Settlement of Deferral Account. PaineWebber will settle the Participant's deferral account by delivering to the Participant (or his or her beneficiary) the number of shares of Stock equal to the number of whole shares of Deferred Stock credited to the deferral account (or a specified portion in the event of any partial settlement), with cash to be paid in lieu of any fractional share remaining at a time that less than one whole share of Deferred Stock is credited to such deferral account.

         9. Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange or other similar corporate transaction or event, affects the Stock such that an adjustment is determined by the Board of Directors to be appropriate in order to prevent dilution or enlargement of Participants' rights under the Plan, then the Board of Directors shall, in a manner that is proportionate to the change to the Stock and is otherwise equitable, adjust any or all of (i) the number and kind of shares of Stock reserved for issuance under the Plan,





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
(ii) the number and kind of shares of Stock to be subject to each automatic grant of Options and Stock under Sections 6 and 7, (iii) the number and kind of shares of Stock issuable upon exercise of outstanding Options, and/or the exercise price per share thereof (provided that no fractional shares will be issued upon exercise of any Option), and (iv) the number and kind of shares of Stock to be delivered upon settlement of deferral accounts under Section 8.
The foregoing notwithstanding, no adjustment may be made hereunder except as shall be necessary to maintain the proportionate interest of a Participant under the Plan and to preserve, without exceeding, the value of outstanding Options and Deferred Stock and potential grants of Options and Stock. If at any date an insufficient number of shares is available for the automatic grant of Options or Stock or the deferral of fees at that date, Stock will first be automatically granted under Section 6 proportionately to Participants, to the extent shares are available, and then, if any shares remain, Options will be automatically granted under Section 7 proportionately to Participants, to the extent shares are available, and then, if any shares remain, fees shall be deferred in the form of Deferred Stock proportionately among Participants under
Section 8, to the extent shares are available.

         10. Changes to the Plan. The Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan or authority to grant Options or Stock under the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of PaineWebber's stockholders at the Annual Meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if the Board of Directors determines in its discretion to seek such stockholder approval; provided that, without the consent of an affected Participant, no such action may impair the rights of such Participant with respect to any previously granted Option or shares of Stock or any previous deferral under the Plan; and provided further, that any Plan provision that specifies the directors who may receive grants of Options or Stock, the amount and price of securities to be granted to such directors, and the timing of grants to such directors, or is otherwise a "plan provision" referred to in Rule 16b-3(c)(2)(ii)(B) under the Exchange Act, shall not be amended more than once every six months, other than to comport with changes in the Code or the rules thereunder.

         11.     General Provisions.

                 (a) Consideration for Grants; Agreements. Options and Stock shall be granted under the Plan in consideration of the services of Participants and, except for the payment of the exercise price in the case of an Option, no other consideration shall be required therefor. Grants of Options will be evidenced by agreements executed by PaineWebber and the Participant containing the terms and conditions set forth in the Plan together with such other terms and conditions not inconsistent with the Plan as the Board of Directors may from time to time approve.

                 (b) Compliance with Laws and Obligations. PaineWebber shall not be obligated to issue or deliver Stock in connection with any Option, any grant of Stock, or settlement of any deferral account in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any state securities law, any requirement under any listing agreement between PaineWebber and the New York Stock Exchange or any other national securities exchange or automated quotation system, or subject to any other law, regulation, or contractual obligation, until PaineWebber is satisfied that such laws, regulations, and other obligations of

         PaineWebber have been complied with in full. Certificates representing shares of Stock delivered under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of PaineWebber, including any requirement that a legend or legends be placed thereon.

                 (c) Non-transferability. Options, Deferred Stock, and any other right under the Plan that may constitute a "derivative security" as generally defined in Rule 16a-1(c)(3) under the Exchange Act shall not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated beneficiary in the event of a Participant's death), and shall be exercisable during the lifetime of a Participant only by such Participant or his or her guardian or legal representative.

                 (d) Compliance with Rule 16b-3. It is the intent of PaineWebber that this Plan comply in all respects with applicable provisions of Rule 16b-3 under the Exchange Act in connection with any grant of Options or Stock or deferral of fees in the form of Deferred Stock to or by a Participant. Accordingly, if any provision of this Plan or any agreement hereunder does not comply with the requirements of Rule 16b-3 as then applicable to any such Participant, or would cause any Participant to no longer be deemed a "disinterested person" within the meaning of Rule 16b-3, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements with respect to such Participant. In addition, the Board of Directors shall have no authority to make any amendment, alteration, suspension, discontinuation, or termination of the Plan or any agreement hereunder or take other action if and to the extent such authority would cause a Participant's transactions under the Plan not to be exempt, or Participants no longer to be deemed "disinterested persons," under Rule 16b-3 under the Exchange Act.

                 (e) Future Service as an Employee. If a Participant ceases serving as a director and, immediately thereafter, he or she is employed by PaineWebber or any subsidiary, then, solely for purposes of Sections 6(b) and (c) of the Plan, such Participant shall not be deemed to have ceased service as a director at that time, and his or her continued employment by PaineWebber or any subsidiary shall be deemed to be continued service as a director; provided that such former director shall not be eligible for additional grants of Options or Stock or deferrals under the Plan.

                 (f) No Right to Continue as a Director. Nothing contained in the Plan or any agreement hereunder shall confer upon any Participant any right to continue to serve as a director of PaineWebber.

                 (g) No Stockholder Rights Conferred. Nothing contained in the Plan or any agreement hereunder shall confer upon any Participant any rights of a stockholder of PaineWebber unless and until shares of Stock are in fact issued to such Participant upon the valid exercise of an Option or delivered under Section 7 or upon settlement of deferral accounts under Section 8.

                 (h) Governing Law. The validity, construction, and effect of the Plan and any agreement hereunder shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.





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
         12. Effective Date and Duration of Plan. The Plan shall become effective upon approval by PaineWebber stockholders. Unless earlier terminated by action of the Board of Directors, the Plan shall remain in effect until such time as no Stock remains available for issuance under the Plan and PaineWebber has no further rights or obligations under the Plan with respect to outstanding Options or Deferred Stock under the Plan.





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